EXHIBIT 99.1

Rigel Appoints Bradford S. Goodwin to Board of Directors

SOUTH SAN FRANCISCO, Calif., January 25, 2007 /PRNewswire-FirstCall/ — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that Bradford S. Goodwin has been appointed to Rigel’s board of directors and its audit committee.  Mr. Goodwin brings extensive financial and operational management experience, in the biopharmaceutical industry, to Rigel’s Board.

“Brad’s background in corporate finance at Genentech and his role in leading Novacea, Inc. through its critical growth phase will be valuable to our preparations for Rigel’s continued growth,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer.  “As we move our products to later stage clinical development, in the coming years, having the foundation in place to accommodate that progress, particularly in the finance area, will greatly facilitate our success.   We welcome Brad’s insights toward that end.”

Mr. Goodwin has held senior management positions at Novacea, Collabra Pharmaceuticals and Genentech.  Most recently, he was Chairman of the Board of Directors of CoTherix, Inc. a publicly traded company focused on pulmonary arterial hypertension.  From 2001 to 2006, Mr. Goodwin was Chief Executive Officer and Director of Novacea.  Under his leadership, Novacea was taken public and advanced two product candidates into clinical studies, including one, which is presently in a Phase III study for the treatment of advanced prostate cancer.

Mr. Goodwin was founder, President and Chief Operating Officer of Collabra Pharma, Inc., which focused on pharmaceutical product licensing and development.  Prior to that, Mr. Goodwin held various senior executive positions with Genentech, Inc., including, most recently, Vice President of Finance.  He is currently on the Board of Directors of PDL BioPharma Inc., and holds a bachelor’s degree in business administration from the University of California, Berkeley.

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to file one new investigative new drug (IND) application in a significant indication each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia, and asthma and allergy, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical studies and clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Rigel does not undertake any obligation to update forward-looking statements.

Contact: Raul Rodriguez

Phone: 650-624-1302

Email: invrel@rigel.com